OFFER BY

WESTERN ASSET INTERMEDIATE MUNI FUND INC. (THE “FUND”)

TO PURCHASE FOR CASH UP TO 100% OF THE FUND’S OUTSTANDING

SERIES M MUNICIPAL AUCTION RATE CUMULATIVE PREFERRED STOCK

AT 90% OF THE LIQUIDATION PREFERENCE

OF $25,000 PER SHARE (OR $22,500 PER SHARE), PLUS ANY UNPAID DIVIDENDS ACCRUED

THROUGH THE TERMINATION DATE

January 22, 2015

To Our Clients:

Enclosed for your consideration is the offer to purchase dated January 22, 2015 (the “Offer to Purchase”) in connection with the offer by the Fund, a Maryland corporation registered under the Investment Company Act of 1940, to purchase for cash up to 100% of the Fund’s Series M Municipal Auction Rate Cumulative Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through 5:00 p.m., New York City time, on February 20, 2015, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in the offer to purchase dated January 22, 2015 (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the “Offer”). The Offer by the Fund is conditioned upon (i) the closing of the proposed private offering of new preferred stock (the “New Preferred Stock”) with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Preferred Stock accepted in the Offer and (ii) certain other conditions as outlined in the Offer.

We are the registered holder of record of Preferred Stock held for your account. A tender of such Preferred Stock can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Preferred Stock held by us for your account.

We request instructions as to whether you wish us to tender all or any Preferred Stock held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.	The purchase price to be paid for the Fund’s Preferred Stock is an amount per share, net to the seller in cash, equal to 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through 5:00 p.m., New York City time, on February 20, 2015, or such later date to which the Offer is extended. When considering whether to tender Preferred Stock, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon redemption of your Preferred Stock under the terms of the Preferred Stock or upon a liquidation of the Fund (to the extent assets are available in such liquidation).

2.	The Fund’s Offer and withdrawal rights terminate at 5:00 p.m., New York City time, on February 20, 2015, unless the Offer is extended.

3.	The Offer is conditioned upon (i) the closing of the proposed private offering of New Preferred Stock with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Preferred Stock accepted in the Offer and (ii) certain other conditions as outlined in the Offer.

4.	Upon the terms and subject to the conditions of the Fund’s Offer, the Fund will purchase up to 100% of the Preferred Stock validly tendered (and not withdrawn) on or prior to the Termination Date (as defined in the Offer to Purchase).

5.	Any stock transfer taxes applicable to the sale of Preferred Stock to the Fund pursuant to the Fund’s Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

6.	No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers and other nominees who tender Preferred Stock pursuant to your instructions may charge you a fee for doing so.

7.	Your instructions to us should be forwarded in ample time before the Termination Date to permit us to submit a tender on your behalf.

If you wish to have us tender all or any of your Preferred Stock, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. If you authorize the tender of your Preferred Stock, all such Preferred Stock will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Neither the Fund nor the Fund’s Board of Directors (the “Board”), investment manager or subadviser are making any recommendation to any holder of Preferred Stock as to whether to tender or refrain from tendering Preferred Stock in the Offer. Each holder of Preferred Stock is urged to read the Offer to Purchase and the Letter of Transmittal and accompanying materials carefully in evaluating the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or the Board.

Payment for Preferred Stock purchased pursuant to the Offer will in all cases be made only after timely receipt by Deutsche Bank Trust Company Americas (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Preferred Stock into the account maintained by the Depositary at the Depository (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders of Preferred Stock at the same time depending upon when confirmations of book-entry transfer of such Preferred Stock into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

INSTRUCTIONS WITH RESPECT TO OFFER BY

WESTERN ASSET INTERMEDIATE MUNI FUND INC. (THE “FUND”)

TO PURCHASE FOR CASH UP TO 100% OF THE FUND’S OUTSTANDING

SERIES M MUNICIPAL AUCTION RATE CUMULATIVE PREFERRED STOCK

AT 90% OF THE LIQUIDATION PREFERENCE

OF $25,000 PER SHARE (OR $22,500 PER SHARE), PLUS ANY UNPAID DIVIDENDS ACCRUED THROUGH THE TERMINATION DATE

The undersigned acknowledge(s) receipt of the enclosed letter and the offer to purchase dated January 22, 2015 (the “Offer to Purchase”) and related letter of transmittal in connection with the offer by the Fund, a Maryland corporation registered under the Investment Company Act of 1940, to purchase for cash up to 100% of the Fund’s Series M Municipal Auction Rate Cumulative Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through 5:00 p.m., New York City time, on February 20, 2015, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the “Offer”).

This will instruct you to tender the number of Preferred Stock as indicated below (or if no number is indicated below, all the Preferred Stock) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and related letter of transmittal.

Fund Name:	SIGN HERE

Series:

CUSIP(S):

Number of Preferred Stock to be Tendered:
Signature(s)
amount of Preferred Stock*

Dated , 2015
Please type or print name(s)

If known:
Please type or print address
Auction Desk Contact Information:

Name:
Area Code and Telephone Number

Email Address:
Social Security or other Taxpayer Identification Number
Broker-Dealer that provides instructions to Auction

Agent:

PLEASE RETURN THIS FORM TO THE BROKERAGE

FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Preferred Stock. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Preferred Stock held by us for your account is to be tendered. Specify series if more than one series is tendered and not all Preferred Stock held by us for your account are to be tendered.

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